REGULATIONS OF AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

1.	Definitions.

a.	“1933 Act” means the Securities Act of 1933, and the rules and regulations of the SEC promulgated thereunder, as amended.

b.	“1934 Act” means the Securities Exchange Act of 1934, and the rules and regulations of the SEC promulgated thereunder, as amended.

c.	“1940 Act” means the Investment Company Act of 1940, and the rules and regulations of the SEC promulgated thereunder, as amended

d.	“Authorized Person” means any officer of the Company and any other person duly authorized by the Company’s Board of Trustees to give oral instructions and written instructions on behalf of the Company. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

e.	“CEA” means the Commodities Exchange Act, as amended.

f.	“SEC” means the Securities and Exchange Commission.

g.	“Securities Laws” mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

2.	Appointment as Transfer Agent. A Certificate of Appointment (“Certificate”) of American Stock Transfer & Trust Company, LLC (“AST”), a New York limited liability trust company, in substantially the form attached hereto, has been provided to AST by each of the Allianz Global Investors-sponsored closed-end funds listed on Appendix A, as may be amended from time to time (each referred to herein as the “Company”) with respect to the securities for which AST is to act as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent (in all capacities, an “Agent”) and for any such other securities as the Company may subsequently request in writing (the “Shares”). AST may provide further services to, or on behalf of, the Company as may be agreed upon between the Company and AST. Should AST so elect, AST shall be entitled to provide services to reunify shareholders with their assets, provided the Company incurs no additional charge for such services. The Company shall, by supplemental Certificate or otherwise in writing, promptly advise AST of any change in the information contained in the Certificate, and the Company shall promptly provide AST with board resolutions authorizing any recapitalization of the Shares or change in the number of issued or authorized Shares.

3.	Appointment as Indenture Trustee. The appointment of AST as trustee for debt securities issued by the Company shall be made by the instrument to which it is a party and under which it is to act as trustee, and these regulations shall apply thereto except as otherwise provided for in such instrument.

AST Short Form TA Agreement (January 2012) (2) and 30877200-v2-AST Transfer Agency Agreement 6/20/2012 9:11:40 AM

4.	Compliance.

a.	AST undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by AST hereunder.

b.	Each of AST and the Company agrees to comply in all material respects with the respective laws, rules, regulations and legal process applicable to the operation of its business (“Legal Requirements”).

5.	Stock Certificates. The Company shall furnish AST with a sufficient supply of blank stock certificates for the Shares in accordance with the requirements of The Depositary Trust Company. AST may, if the Company has not complied with such request, order a renewal of such supply at the Company’s expense. In such event, AST is authorized to direct the printer’s invoice for such certificates to be addressed to the Company and the amount thereof shall be a direct obligation of the Company. The stock certificates shall be signed by (or bear the facsimile signature of) officers of the Company authorized to sign stock certificates and, if required, shall bear the Company’s corporate seal. AST may use certificates bearing the signature of a person who at the time of use is no longer an officer of the Company.

6.	AST’s Reliance.

a.	AST may act and rely on, and shall incur no liability and shall be fully indemnified by the Company from any liability whatsoever in acting in accordance with, written or oral instructions received from any person it believes in good faith to be an officer, authorized agent or employee of the Company, unless prior thereto (i) the Company shall have advised AST in writing that it is entitled to act and rely only on oral or written instructions of Authorized Persons; (ii) it furnishes AST with an appropriate incumbency certificate for such Authorized Persons and their signatures; and (iii) the Company thereafter keeps such designation current with an annual (or more frequent, if required) re-filing. AST may also act and rely on advice, opinions or instructions received from the Company’s legal counsel. AST may, in any event, act and rely on advice received from its legal counsel.

b.

AST may act and rely on, and shall incur no liability and shall be fully indemnified by the Company from any liability whatsoever in acting in accordance with: (i) any writing or other instruction believed by it in good faith to have been furnished by an Authorized Person on behalf of the Company or a holder of one or more Shares (a “Shareholder”), including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; (ii) on any statement of fact contained in any such writing or instruction which AST in good faith does not believe to be inaccurate; (iii) on the apparent authority of any person to act on behalf of the Company or a Shareholder as having actual authority to the extent of such apparent authority; (iv) on the authenticity and genuineness of any signature (manual or facsimile)

AST Short Form TA Agreement (January 2012) (2) and 30877200-v2-AST Transfer Agency Agreement 6/20/2012 9:11:40 AM

appearing on any writing, including, but not limited to, any certificate, instrument, opinion, notice, letter, stock power, affidavit or other document or security; and (v) on the conformity to original of any copy. AST shall further be entitled to rely on any information, records and documents provided to AST by a former transfer agent or former registrar on behalf of the Company.

7.	Books and Records. The books and records pertaining to the Company, which are in the possession or under the control of AST, shall be the property of the Company. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable federal securities laws, rules and regulations. The Company and Authorized Persons shall have access to such books and records at all times during AST’s normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by AST to the Company or to an Authorized Person, at the Company’s expense. Notwithstanding the foregoing, AST shall be entitled to destroy or otherwise dispose of records belonging to the Company in accordance with AST’s standard document and record retention practices and/or procedures, provided that such practices and procedures are consistent with the requirements of the 1940 Act.

8.	Confidentiality.

a.

Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”) except receiving party may disclose Confidential Information to its directors, officers, employees, agents, subcontractors, consultants or representatives who have a need to know such information in connection with the performance of this Agreement, and its applicable regulatory authorities and auditors. Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or AST, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or AST a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained and was obtained through some means other than through the performance of an agreement between AST and an affiliate of the Company; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of

AST Short Form TA Agreement (January 2012) (2) and 30877200-v2-AST Transfer Agency Agreement 6/20/2012 9:11:40 AM

confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is necessary for AST to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party. In addition, AST shall be permitted to release Company information in connection with an independent third party compliance review initiated on or at the request of the Company or performed by AST’s independent auditor; provided, however, that such permission shall not otherwise impair AST’s obligation to keep such Company information confidential pursuant to the terms of this Section 8. AST agrees that it will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person or entity, unless required by law, any list of shareholders of the Company or any personal information relating to such shareholders.

b.

In addition, each party acknowledges that in connection with performing services hereunder, it may receive Confidential Information that contains “non-public personal information” or “personally identifiable information” from the other party (collectively “Personal Information”), as such terms are defined in Section 509 (4) of the Gramm-Leach-Bliley Act, Section 248.3(t) of Securities and Exchange Commission Regulation S-P and/or other similar applicable laws and regulations, including without limitation the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et. seq. and regulations under the Health Insurance Portability and Accountability Act, as amended from time to time (collectively, “Applicable Laws”). Each party acknowledges and agrees that it is prohibited from disclosing or using Personal Information except as necessary to carry out the terms of this Agreement, and in compliance with Applicable Laws. Each party further acknowledges and agrees, that it also shall implement and maintain a comprehensive, written information security plan to protect such Personal Information in accordance with the terms and standards of Applicable Laws that (i) incorporates technical and organizational security measures, including administrative, physical, and technical safeguards, including encryption where required or appropriate, for Personal Information; (ii) is reasonably designed to prevent unauthorized access to or use of, or other compromise of, Personal Information; and (iii) provides for the proper destruction of such records and data that contain Personal Information, so that the information contained therein cannot be practicably read or reconstructed. Each party will obligate, in writing, (and periodically review and monitor the performance of) any third party providing services to or acting as the agent of such party for purposes of carrying out the terms of this Agreement, to implement and comply with information security standards no less stringent than those required by all Applicable Laws. The appointment of any such third party shall not relieve the applicable party to this Agreement of its responsibilities or liabilities hereunder. If a party determines an incident or data breach occurred compromising the

AST Short Form TA Agreement (January 2012) (2) and 30877200-v2-AST Transfer Agency Agreement 6/20/2012 9:11:40 AM

security or integrity of Personal Information while such Personal Information is in the possession, custody or control of such party, or any third party acting as the agent of such party, whether by unauthorized acquisition, theft, loss, illegal or unauthorized use, insecure disposal or other potential compromise, such party will as promptly as practicable under the circumstances following a full investigation and such determination has been made, notify and cooperate with the other party regarding investigation and mitigation of such incident or breach; and comply with, or assist with the other party’s compliance with, any data breach notification requirements pursuant to any applicable federal and/or state data breach notification laws and/or regulations. Each party shall provide reasonably prompt notice to, and all reasonable and prompt assistance to, the other party in responding to any and all requests, complaints, or other communications received that such party may receive regarding any Personal Information. Each party agrees not to respond to any such request until explicitly authorized by the other party in writing, except to the extent such request comprises a legally binding order compelling disclosure without notice to the other party. This provision shall survive termination of this Agreement.

9.	Compensation. AST shall be entitled to reasonable compensation for all services rendered and shall be reimbursed for all expenses incurred, including without limitation legal costs and costs of responding to subpoenas related to the Company’s records (regardless of whether AST is still an Agent for the Company) in connection with its acting as Agent. If AST and the Company have an express understanding regarding such fees, the compensation shall be determined in accordance therewith. Notwithstanding such agreement, in the event that the scope of services to be provided by AST is increased substantially, the parties shall negotiate in good faith to determine reasonable compensation for such additional services. In the event that the Company, without terminating the Certificate and these regulations in their entirety, retains a third-party to provide services already provided hereunder, the Company shall pay to AST a reasonable fee to compensate AST for costs associated with interfacing with such third-party as mutually agreed upon by the Company and AST. On termination of its services as Agent, AST shall be entitled to reasonable additional compensation for the service of preparing records for delivery to the successor agent or to the Company, and for forwarding and maintaining records with respect to certificates received after such termination.

10.	Performance of Services. In the event that the Company commits any breach of its material obligations to AST, including non-payment of any amount owing to AST, and such breach remains uncured for more than forty-five (45) days, AST shall have the right to terminate or suspend its services upon notice to the Company. During such time as AST may suspend its services, AST shall have no obligation to act as transfer agent and/or registrar on behalf of the Company and AST shall have no duties to act in such capacity. Such suspension shall not affect AST’s rights under the Certificate or these regulations. On termination of the appointment of AST for any reason, AST will perform its services in assisting with the transfer of records in a diligent and professional manner.

AST Short Form TA Agreement (January 2012) (2) and 30877200-v2-AST Transfer Agency Agreement 6/20/2012 9:11:40 AM

11.	AST as Distributor of Funds. All funds received by AST for distribution on behalf of the Company will, if so requested, be deposited by AST in a segregated bank account. The Company, which will, upon request, be given a copy of the bank’s statements for such account, shall have the responsibility to reconcile such account. The Company shall also have the responsibility to discharge all escheat obligations relating to such funds. If so requested by AST, the Company shall, at its expense, furnish AST with a written opinion of its legal counsel regarding such obligations.

12.	Lost Certificates. AST shall be authorized to issue replacement certificates for stock certificates claimed by a Shareholder to have been lost, stolen or mutilated upon receipt of an affidavit of the Shareholder to such effect and receipt of payment from the Shareholder of a premium for an indemnity bond purchased through AST or, at the option of the Shareholder, any surety company reasonably acceptable to AST.

13.	Overissue. If AST receives a stock certificate not reflected in its records, AST will research records, if any, delivered to it upon its appointment as transfer agent from a prior transfer agent (or from the Company). If such records do not exist or if such certificate cannot be reconciled with such records, then AST will notify the Company. If neither the Company nor AST is able to reconcile such certificate with any records (so that the transfer of such certificate on the records maintained by AST would create an overissue), the Company shall within sixty (60) days either: (i) increase the number of its issued Shares, or (ii) acquire and cancel a sufficient number of issued Shares, to correct the overissue.

14.	Limitations on AST’s Responsibilities. AST shall not be responsible for the validity of the issuance, presentation or transfer of stock; the genuineness of endorsements; the authority of presenters; or the collection or payment of charges or taxes incident to the issuance or transfer of stock. AST may, however, delay or decline an issuance or transfer if it deems it to be in its or the Company’s best interests to receive evidence or assurance of such validity, authority, collection or payment. AST shall not be responsible for any discrepancies in its records or between its records and those of the Company, if it is a successor transfer agent or successor registrar, unless no discrepancy existed in the records of the Company and any predecessor transfer agent or predecessor registrar. AST shall not be deemed to have notice of, or be required to inquire regarding, any provision of the Company’s charter or by-laws, any court or administrative order, or any other document, unless it is specifically advised of such in a writing from the Company, which writing shall set forth the manner in which it affects the Shares. In no event shall AST be responsible for any transfer or issuance not effected by it. AST shall be obligated to exercise customary care and diligence in the performance of its duties hereunder and to act in good faith in performance services provided for under the Certificate and these regulations.

15.

Limitations on Liability. In no event shall either party have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover, except that nothing in the foregoing shall relieve the Company of its obligations to indemnify AST pursuant to Section 16 hereunder. AST’s liability arising out of or in connection with its acting as Agent for the Company shall not

AST Short Form TA Agreement (January 2012) (2) and 30877200-v2-AST Transfer Agency Agreement 6/20/2012 9:11:40 AM

exceed the aggregate amount of all fees (excluding expenses) paid under the Certificate in the twelve (12) month period immediately preceding the date of the first event giving rise to liability.

16.	Indemnities. From and at all times after the date of the Certificate, the Company covenants and agrees to defend, indemnify, reimburse and hold harmless AST and its officers, directors, employees, affiliates and agents (provided AST exercised reasonable care in selecting such agents) (each, an “Indemnified Party”) against any actions, claims, losses, liability or reasonable expenses (including legal and other fees and expenses) incurred by or asserted against any Indemnified Party arising out of or in connection with entering into the Certificate, the performance of AST’s duties thereunder, or the enforcement of the indemnity hereunder, except for such losses, liabilities or expenses incurred as a result of an Indemnified Party’s gross negligence, bad faith or, willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against an Indemnified Party unless the Company is notified of the written assertion of such a claim, or of any action commenced against an Indemnified Party, promptly after AST shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by AST to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs. All provisions regarding indemnification, liability and limits thereon shall survive the termination of the Certificate and these regulations.

17.	No Third Party Beneficiaries. The provisions of the Certificate and these regulations are intended to benefit only AST and the Company and their respective successors and assigns. No rights shall be granted to any other person by virtue of the Certificate or these regulations, and there are no third party beneficiaries of the Certificate or these regulations.

18.	Governing Law. The Certificate and these regulations shall be construed and interpreted in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws principles thereof.

19.

Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from the Certificate or these regulations, the parties hereto agree that the United States District Court for the Southern District of New York shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties hereto agree that the Supreme Court of the State of New York within New York County shall have sole and exclusive jurisdiction. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and

AST Short Form TA Agreement (January 2012) (2) and 30877200-v2-AST Transfer Agency Agreement 6/20/2012 9:11:40 AM

agrees that any of them may file a copy of this section of these regulations with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under the Certificate or these regulations.

20.	Assignment. AST may assign the Certificate or any rights granted thereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of AST’s assets or business without the prior written consent of the Company.

21.	Amendment. The Certificate, and these regulations, or any terms thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

22.

Company Obligation. A copy of the Company’s Amended and Restated Agreement and Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that the Certificate and these regulations have been executed on behalf of the Company by an officer of the Company in his or her capacity as an officer and not individually. The obligations of the Certificate and these regulations shall only be binding upon the assets and property of the Company and shall not be binding upon any trustee, officer, or shareholder of the Company individually.[1]

[1]	This provision applies solely to those Funds that are Massachusetts Business Trusts.

Appendix A

AGIC Convertible & Income Fund (formerly, Nicholas-Applegate Convertible & Income Fund, “NCV”)

AGIC Convertible & Income Fund II (formerly, Nicholas-Applegate Convertible & Income Fund II, “NCZ”)